NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT (this “Agreement”) is entered into this 18th day of December, 2009 by and between US Dataworks, Inc., a Nevada corporation (the “Company”) and John L. Nicholson, M.D., a Director of the Company (the “Holder”).  All capitalized terms not specifically defined herein shall have those meanings set forth in that certain US Dataworks, Inc. Refinancing Secured Note dated August 13, 2008 executed by the Company and payable to the order of the Holder in the original principal amount of Two Million Nine Hundred Ninety Five Thousand Dollars ($2,995,000.00), as amended by (i) that certain Note Modification Agreement dated February 19, 2009, (ii) that certain Note Modification Agreement dated May 20, 2009 and (iii) that certain Note Modification Agreement dated June 26, 2009 (as modified, renewed and extended to date, the “Note”).

W I T N E S S E T H:

WHEREAS, the Company and the Holder wish to revise certain provisions of the Note;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           The following modifications to the Note are made and agreed to effective as of May 20, 2009:

A.	Section 1 of the Note shall be deleted in its entirety and replaced with the following:

“PRINCIPAL PAYMENTS; MATURITY DATES.  Within ten (10) days after the end of each calendar quarter beginning with June 30, 2009, the Company (A) shall make mandatory principal payments to the Holder in an amount equal to (i) $89,850.00, or three percent (3%) of the original principal amount of this Note, plus (ii) 80.9% of one-fourth of the Company’s cash balance in excess of $611,105 as of the end of such calendar quarter and (B) may, in the sole and absolute discretion of the Board of Directors of the Company, make an additional principal payment of up to 80.9% of one-fourth of the Company’s cash balance in excess of $611,105 as of the end of such calendar quarter; provided, however, that if the mandatory principal payment referred to in clause (i) of clause (A) above (together with the other like mandatory quarterly principal payment due to the other holder of the Notes) would reduce the Company’s cash balance as of the last day of such calendar quarter below $500,000, then the amount of the mandatory principal payment referred to in such clause shall be reduced to 80.9% of the amount, if any, by which the Company’s cash balance as of the last day of such quarter exceeds $500,000 (with any such shortfall in such scheduled principal payment not rolling into the next scheduled principal payment).  On July 1, 2010, the Company shall pay to the Holder an amount in cash equal to (i) the outstanding Principal on such date minus (ii) $1,800,000 plus (iii) all accrued and unpaid Interest through such date.  On January 1, 2014 (the “Maturity Date”), the Company shall pay to the Holder an amount in cash equal to (i) the outstanding Principal on such date (the “Second Principal Payment Amount”) plus (ii) all accrued and unpaid Interest on the Second Principal Payment Amount.  The Company may prepay any portion of the outstanding Principal, accrued and unpaid Interest, without penalty.

B.	Section 7(a) of the Note shall be deleted in its entirety and replaced with the following:

“All payments due under this Note shall rank senior to all Permitted Indebtedness of the Company and its Subsidiaries under clause (ii) of the definition of “Permitted Indebtedness” in Section 20(h); provided, however, that the Company may make voluntary interest payments on the Indebtedness of the Company represented by that certain 8.75% Promissory Note dated September 25, 2007 executed by the Company and payable to the order of the Holder in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) as amended by that certain Note Modification Agreement between the Holder and the Company of even date herewith (as modified, renewed and extended, the “Second Ramey Note”) in accordance with the terms thereof but the Company cannot make any principal payments on the Second Ramey Note unless and until all amounts due and owing under the Notes have been paid in full other than the Second Principal Payment Amount.”

2.           The Note, as modified by this Agreement, and all of the other loan documents and other agreements and instruments executed and delivered by the Company and the Holder in connection with the Note shall remain in full force and effect.

3.           The Company and the Holder represent and warrant to each other that, as of the date hereof: (a) each such party has full power and authority to execute this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; and (c) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery or performance by such party of this Agreement.

4.           The parties hereto shall from time to time execute and deliver all such other documents, instruments and assurances with respect to the matters described herein, and take all such other actions as may be necessary or required to carry into force and effect the purposes and intent of this Agreement.

5.           This Agreement, when executed by the parties hereto, shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and assigns.

6.           This Agreement may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first set forth above.

THE COMPANY:

US DATAWORKS, INC.

By:	/s/ Hayden Watson

Name:	Hayden Watson

Title:	Director

THE HOLDER:

/s/ John L. Nicholson, M.D.
John L. Nicholson, M.D.

WRITTEN CONSENT OF THE REQUIRED HOLDERS:

In accordance with Section 8 of the Note, the undersigned Required Holders hereby execute this written consent to the Agreement, thereby indicating their consent to the changes and amendments to the Note contained in this Agreement.

/s/ John L. Nicholson, M.D.
John L. Nicholson, M.D.

/s/ Charles E. Ramey
Charles E. Ramey